Exhibit 10.4

RITCHIE BROS. AUCTIONEERS INCORPORATED

(the “Company”)

AMENDED AND RESTATED EXECUTIVE LONG TERM INCENTIVE PLAN

1.	Commencement of the Plan

This Executive Long Term Incentive Plan (the “Plan”) commenced on September 30, 2004 and was amended and restated with effect from February 24, 2009 and February 24, 2011 and was further amended and restated with effect from January 23, 2013. The purpose of the Plan is to encourage eligible employees to invest in common shares of the Company (“Common Shares”).

2.	Eligibility

Any senior officers or senior employees of the Company or any subsidiary of the Company (as such term is defined in the Securities Act (British Columbia)) as from time to time (anticipated to be at least annually) specified by the Board of Directors of the Company (or the Compensation Committee thereof if so delegated) (“Board of Directors”) as an eligible person for the purpose of this Plan shall be eligible to become a participant of the Plan (“Eligible Person”).

3.	Enrolment

In order to become a participant of the Plan (a “Participant”), an Eligible Person must sign a participation form and other necessary documents as required by the Company (the “Participation Documentation”). Each Eligible Person who wants to participate in a particular year must execute and deliver the Participation Documentation to the Company on or before the 5th Business Day following receipt of notification of their performance bonus in the particular fiscal year in accordance with section 6 hereof. Participation Documentation is available from the Corporate Secretary of the Company. As part of the Participation Documentation, a Participant can specify that all Common Shares held by the Administrator (as defined below) for him under the Plan shall be held in a joint account for him and his spouse, as joint tenants and if such specification is made, the Participant and the Participant’s spouse shall both sign the Participation Documentation and be bound by the terms and conditions of this Plan.

4.	Compliance with Share Ownership Guideline

In order to align the interests of the Participants with those of the shareholders of the Company, the Company has adopted a share ownership guideline (the “Share Ownership Guideline”) as follows:

(a)	Each Participant who is a member of the Company’s Senior Leadership Team (“SLT”) or a Senior Vice President (collectively, “Senior Vice President or above”) shall be required to accumulate ownership of Common Shares which are held by the Administrator with a minimum Share Value equal to three (3) times such person’s relevant base salary from time to time; and

(b)	Each Participant who is a Vice-President (or equivalent) of the Company shall be required to accumulate ownership of Common Shares which are held by the Administrator with a minimum Share Value equal to two (2) times such person’s relevant base salary from time to time; and

For the purpose of this provision, “Share Value” shall be determined by aggregating (i) all acquisition costs of the Common Shares acquired directly and held by the Administrator for the benefit of the Participant; and (ii) the deemed acquisition costs of any Common Shares acquired by the Participant outside this Plan and transferred to the Administrator and held in accordance with section 5 of this Plan, as determined based on the closing price of the Common Shares on the New York Stock Exchange on the date of transfer of such Common Shares to the Administrator.

For the purpose of this provision, the “relevant base salary” shall be the base salary of the Participant as of February 1 of the particular year.

For all Participants whose relevant base salaries are denominated in a currency other than United States dollars, the exchange rate to be used for all translation purposes under the Plan shall be the average applicable U.S. dollar to foreign currency exchange rate for the immediate previous fiscal year.

An Eligible Person who has not yet met the applicable Share Ownership Guideline as of February 1 in a particular year may either (a) participate in the Plan in accordance with section 6 of this Plan or (b) not participate in the Plan.

5.	Transfer of Shares to Administrator

For the purpose of satisfying the Share Ownership Guideline, a Participant may, but shall not be required to, transfer Common Shares owned or controlled by him outside the Plan (the “Transferred Shares”) to the Administrator to be held pursuant to the terms, conditions and restrictions provided hereunder. From the date when the Transferred Shares are held by the Administrator, such shares shall be counted towards the satisfaction of the Share Ownership Guideline for that Participant.

6.	Participant’s Contributions

(a)	Designation of Contribution. Subject to the provisions of subparagraph 6(b) and section 7 hereunder, each Participant shall designate in the Participation Documentation for each particular year commencing prior to January 1, 2014 the amount of his contribution under the Plan for the particular year (“Contribution”).

(b)	Minimum and Maximum Designation. For any Participant who is not in compliance with the Company’s Share Ownership Guideline as of February 1 in a particular year commencing prior to January 1, 2014, such Participant shall designate as their Contribution for that year an amount equal to at minimum the lesser of:

(i)	50% of their ELTIP Entitlement under this Plan for the particular year;

(ii)	50% of their short-term incentive bonus for the particular year; and

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(iii)	the amount required for the Participant to be in compliance with the Share Ownership Guideline;

subject to a maximum of the ELTIP Target Entitlement in accordance with section 7 hereunder.

For the purpose of this provision, the “Roll Forward Entitlement” means the difference between the ELTIP Entitlement amount under section 7 for a Participant in the immediately preceding year and the actual Contribution made by that Participant for that immediately preceding year.

For greater certainty, in the event that there is no ELTIP Entitlement in accordance with this Plan in a particular year, a Participant is not required to make a Contribution, regardless of their compliance with the Company’s Share Ownership Guideline. In addition, a Participant is not required to make a Contribution that exceeds their short term incentive bonus for a particular year, regardless of their compliance with the Company’s Share Ownership Guideline. In either case, a Participant may designate a Contribution at their option in that year, subject to the maximums outlined above.

(c)	No Contributions After 2013. Participants shall not designate or make any Contributions in any year commencing after December 31, 2014. Participants shall not designate or make any Contributions in any year commencing after December 31, 2013, except that, notwithstanding the foregoing, if a Participant has a Roll Forward Entitlement in the year ending December 31, 2013 as a result of the Participant’s Contribution for the year ending December 31, 2013 being less than the Participant’s ELTIP Entitlement under section 7 in that year, the Participant shall be entitled to designate and make a Contribution in 2014 in an amount not exceeding the Participant’s Roll Forward Entitlement in respect of the year ending December 31, 2013.

7.	ELTIP Entitlement

Each Participant shall be entitled in respect of each year following the commencement of the Plan until December 31, 2012 to an amount (the “ELTIP Entitlement”) equal to A x (B / 20%), where “A” is equal to the target ELTIP entitlement amount approved by the Board at the start of each year for each Participant (the “ELTIP Target Entitlement”), and where “B” is equal to the Return in aggregate for 12 quarters immediately preceding the date of determination divided by the Average Invested Capital in aggregate for 12 quarters immediately preceding the date of the determination, subject to a maximum of 20%. “Return” for the purpose of this provision means net income before interest and income taxes for a quarter, normalized for unusual gains or losses similar to adjustments made to the target income for the MAC Short Term Incentive Bonus Plan. “Average Invested Capital” for the purpose of this provision means average Total Shareholders’ Equity during a quarter plus average Long Term Debt outstanding during that quarter. The ELTIP Entitlement so calculated in respect of any year shall be the Participant’s ELTIP Entitlement for the purposes of Contributions in the following year. For example, the ELTIP Entitlement calculated in respect of the year ended December 31, 2012 shall be the Participant’s ELTIP Entitlement for 2013 in respect of which Participants may make Contributions in 2013.

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No Participant shall be entitled to any further ELTIP Entitlement in respect of any year after the year ended December 31, 2012.

8.	ELTIP Award

Subject to subparagraphs 13(b) and 13(c) hereunder, for each year that a Participant makes a Contribution, the Company shall pay to such Participant an ELTIP award amount (the “ELTIP Award”) in cash equal to the lesser of :

(a)	the amount of such Participant’s Contribution for that year; and

(b)	the amount of such Participant’s ELTIP Entitlement for that year plus their Roll Forward Entitlement.

Such ELTIP Award shall be paid by the Company to the Participants at the same time as when the annual short term incentive bonuses are customarily paid, subject to all necessary withholding taxes and other source deductions.

For greater certainty, since, as is provided in section 6, there will be no Contributions made by any Participant after the year ending December 31, 2013, there will be no ELTIP Awards paid by the Corporation for any year after the year ending December 31, 2013 other than, in the circumstances described in section 6(c), if a Participant has a Roll Forward Entitlement in the year ending December 31, 2013 and makes a Contribution in 2014, the Company shall pay to such Participant an ELTIP Award in cash equal to the amount of such Participant’s Contribution for that year.

9.	The Administrator and Establishment of Participants’ Accounts

(a)	The Administrator. The administrator of the Plan will be Canadian Western Trust (the “Administrator”). The Company may change the Administrator to any other person at any time.

(b)	Establishment of Accounts. The Administrator shall establish and maintain:

(i)	an individual securities account or accounts (in case where subparagraph 13(b) applies) (a “Personal Securities Account”) for each Participant to record the number of Common Shares of the Company and other assets held by the Administrator on behalf of the Participant (showing year of acquisition, costs and other relevant details); and

(ii)	an individual cash account (a “Personal Cash Account”) for each Participant to record cash received from or on behalf of and distributed out to or on behalf of each Participant by the Administrator from time to time under this Plan.

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10.	Use of Contributions

A Participant’s Contribution in a particular year shall be paid by the Participant to the Administrator as soon as practicable (and in any event within two Business Days (as defined below) after receipt of the Participant’s short term incentive bonus in that year) and the Administrator shall apply such Contribution pursuant to the Participation Documentation towards the acquisition of Common Shares in the manner provided below during the Price Determination Period (as defined below).

The Price Determination Period (the “Price Determination Period”) for a particular year shall commence on the first day of the first trading window of that fiscal year under the Company’s Policy regarding Securities Trades by Company Personnel (“Insider Trading Policy”) that remains open for at least 5 days on which the New York Stock Exchange is open for trading (“Business Days”) (which is usually the 4th Business Day following the day when the Company issues the press release relating to the results of the immediately preceding fiscal year). The Price Determination Period shall end on the last day of the first trading window for that year under the Company’s Insider Trading Policy that remains open for at least 5 Business Days (the “Price Determination End Day”), which is usually the 11th Business Day prior to the first quarter end of the Company in that year. For the purpose of this Plan, the Board of Directors shall have the absolute authority to determine and confirm the exact commencement and end dates of the Price Determination Period for a particular year and such determination and confirmation shall be final and conclusive.

The Administrator shall use the Participant’s Contribution in a particular year to purchase Common Shares during the Price Determination Period on the New York Stock Exchange and such purchases are made by the Administrator as agent for and on behalf of the Participants. The Administrator shall have sole discretion over the timing and quantum of individual trades needed to accumulate the shares necessary to invest the combined Contributions of all Participants for the relevant year towards purchase of Common Shares. The Administrator will, to the extent reasonably practicable, attempt to make the purchases in a manner that does not disrupt the orderly market for the Common Shares. The Administrator may in its discretion choose to have the Common Shares purchased under this Plan registered in the name of the Canadian Depository for Securities Ltd.

11.	Allocation of Common Shares to Personal Securities Accounts

Each year, following the full application of all Participants’ Contributions in purchasing Common Shares, the Administrator shall allocate the Common Shares acquired each day during the Price Determination Period by allocating and crediting to the Personal Securities Accounts of each of the Participants, the number of Common Shares that is equal to the product of (a) the quotient obtained by dividing such Participant’s aggregate Contribution for that year by the sum of the Contributions of all Participants for that year, and (b) the total number of Common Shares purchased by the Administrator on that day (partial share to be rounded at the Administrator’s sole discretion).

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Payment for such Common Shares will be made by the Administrator using Contributions received from the Participants pursuant to section 10 above. Subject to following the provisions relating to allocation under this section, the Administrator shall have absolute discretion in allocating the Common Shares acquired under this Plan among the Participants, notwithstanding that the Common Shares subject to allocation may have different acquisition costs and the allocation by the Administrator of such Common Shares shall be final and binding on all Participants unless there are manifest calculation errors. The Administrator shall record the number of Common Shares so purchased and allocated, the cost base and the date of acquisition in such Participant’s Personal Securities Account. The Administrator shall hold all Common Shares and other assets recorded in the Participants’ Personal Securities Account and Personal Cash Account in accordance with and subject to the terms and conditions of this Plan.

12.	Dividends and Distributions

All cash dividends and distributions on the Common Shares held by the Administrator on behalf of the Participants shall be credited to such Participants’ Personal Cash Account and all non-cash dividends or distributions on the Common Shares held by the Administrator on behalf of each of the Participants shall be credited to such Participants’ Personal Securities Account. All cash or other distributions received and held by the Administrator and credited to the Participant’s Personal Cash Account or Personal Securities Account shall be paid or transferred to the Participants by the Administrator as soon as practicable after receipt of the same in accordance with the Administrator’s records, subject to deduction or satisfaction of any applicable withholding tax as determined to be necessary in the sole discretion of the Administrator.

13.	Share Withdrawal

(a)	Notice of Withdrawal. Subject to the provisions hereunder, a Participant (or his legal representative) may elect to make withdrawals from his or her Personal Securities Account and receive all or part of the Common Shares in his or her Personal Securities Account at the end of any month by providing at least one month’s notice to the Company’s Corporate Secretary in the prescribed form as from time to time specified by the Administrator and delivered in accordance with section 27 hereunder (the “Withdrawal Election”), provided that at least one of the following conditions is satisfied:

(i)	the Participant has for any reason (including but not limited to resignation, death or termination for cause) ceased to be an employee of the Company or its subsidiaries; or

(ii)	the Participant is 55 years old or more and the Participant beneficially owns Common Shares held by the Administrator under this Plan with a Share Value that exceeds the requirements of the Share Ownership Guideline, in which case such excess may be withdrawn, subject to the provisions of subparagraph 13(d) hereunder; or

(iii)	the Chief Executive Officer and Chairman of the Compensation Committee have approved such withdrawal by a Participant, whether for extreme hardship or otherwise.

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(b)	In the event of withdrawal pursuant to subparagraph 13(a)(ii), all subsequent Contributions made by that Participant, to the extent permitted hereunder, shall be used to purchase Common Shares to be held by the Administrator under a separate account and no withdrawal shall be permitted from that account until the occurrence of events under subparagraph 13(a)(i) or 13(a)(iii).

(c)	In the event that a Participant elects to withdraw Common Shares under the condition set out in subparagraph 13(a)(iii) above, the Participant’s eligibility to receive any additional ELTIP Award from the Company for any future year shall, subject to section 7, be determined pursuant to the terms and conditions as may be specified by the Chief Executive Officer and Chairman of the Compensation Committee. For greater certainty, as specified in section 7, no Participant shall be entitled to any further ELTIP Award after December 31, 2013.

(d)	In the event that a Participant elects to withdraw Common Shares under the condition set out in subparagraph 13(a)(ii), the number of Common Shares that the Participant shall be entitled to withdraw at any time shall be equal to the following:

A x (B – 55 + 1) x 20% – C

Where:

A	=	the number of Common Shares held by the Administrator for the Participant as recorded in his Personal Securities Account at the time when the Participant makes the first withdrawal election;

B	=	age (in whole number, no rounding up) of the Participant at the time of the current withdrawal;

C	=	the number of Common Shares previously withdrawn under the Plan in accordance with subparagraph 13(a)(ii).

In no event shall a withdrawal be allowed if such withdrawal will result in a breach of the requirements of the Share Ownership Guideline.

(e)	Withdrawal Election - Personal Securities Account. No Participant shall be entitled to elect to make a Withdrawal Election more than once in a calendar year unless specifically approved in writing by the Chief Executive Officer and Chairman of the Compensation Committee. Upon receipt of a valid Withdrawal Election, the Administrator and the Company will cause to be issued a share certificate representing the number of whole Common Shares in the Participant’s Personal Securities Account specified in the Withdrawal Election registered in the name of the Participant or as otherwise directed by the Participant and shall deliver such certificate to the Participant at an address specified in the Withdrawal Election. Alternatively, if a Participant specifies in the Withdrawal Election that the Common Shares withdrawn shall be issued to a depository agent for his account, the Company will cause such Common Shares to be issued in accordance with such instructions on the Withdrawal Election and evidence of such issuance shall constitute full discharge of the obligations of the Company to the Participant under this section.

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14.	Termination of Employment

(a)	Unless specified otherwise in writing by the Chief Executive Officer and the Chairman of the Compensation Committee, if a Participant ceases to work as an active employee of the Company or its subsidiaries (other than for death, disability or leave of absence provided for below), including but not limited to, resignation, termination or retirement, the Participant shall be deemed to have ceased to be a Participant in the Plan effective from the date when the Participant ceases to report to work at the Company or its subsidiaries (the “Cessation Date”). Upon receipt of notification from the Company that such cessation occurs and if the Administrator does not receive a Participant’s Withdrawal Election pursuant to section 13, the Administrator shall within a reasonable time send to the Participant a share certificate registered in the Participant’s name representing all Common Shares recorded in the Participant’s Personal Securities Account and any other cash or assets recorded in the Participant’s Personal Cash Account, all as of the Cessation Date. If a Participant’s Withdrawal Election pursuant to section 13 is received by the Administrator from such Participant within 30 days of the Cessation Date, the Administrator shall carry out the instructions contained therein within 10 Business Days of receipt of same and transfers shall be made to that Participant or as he directs within 10 Business Days.

(b)	Settlement in the manner provided in subparagraph 14(a) shall serve as full discharge of all obligations of the Company and the Administrator to a Participant under the Plan.

15.	Death of a Participant

If a Participant should die during any period of employment, subject to requirements of applicable law (as determined by the Company), the beneficiary designated by a Participant in the Participation Documentation or the estate of the deceased Participant, as the case may be, shall be entitled to receive all Common Shares, assets and cash recorded in the Participant’s Personal Securities Account and Personal Cash Account, respectively. A married Participant’s designation of a non-spouse beneficiary shall be effective only to the extent that the Participation Documentation includes the spouse’s consent to such designation, in a form acceptable to the Company, where such consent is required by applicable law. Nothing herein shall require the Company or the Administrator to transfer any Common Shares or assets in a Participant’s Personal Securities Account or Personal Cash Account to any person if in the sole opinion of the Company, such transfer may be in breach of applicable laws or would result in liabilities to the Company.

16.	Disability or Leave of Absence

In the event that a Participant becomes disabled or takes a leave of absence, whether that Participant may continue his participation or whether such participation under the Plan will be suspended or terminated shall be at the discretion of the Chief Executive Officer and the Chairman of the Compensation Committee.

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17.	Plan Administrator Duties

No amendment, change or modification shall be made to the Plan which will, without the Administrator’s written consent, alter the duties of the Administrator under the Plan.

18.	Administrator and Costs

The Company shall appoint the Administrator and shall enter into an agreement with such Administrator as the Company deems appropriate. The Administrator shall not be liable to any Participant for any loss resulting from a decline in the market value of any securities held by the Administrator on behalf of the Participants under this Plan. The Company shall be responsible for all costs and administration fees relating to the design, set up, implementation and administration of this Plan.

19.	Conclusive Records

The Administrator shall keep or cause to be kept such records and open and maintain accounts in the names of the Participants as may be necessary or appropriate for the efficient and effective administration of the Plan. Records of the Administrator and the Company shall be conclusive as to all matters involved in the administration of the Plan.

20.	Account Statements

Each Participant shall receive a statement of account detailing all transactions recorded in the Participant’s Personal Securities Account and Personal Cash Account by the Administrator semi-annually as at June 30 and December 31 of each year. The Administrator shall issue to all Participants, on a timely basis, the income tax reporting information which is required by applicable tax legislation. A tax form reflecting investment income shall be sent annually to each Participant.

21.	Reports to Participants and Voting

The Administrator and the Company will arrange for each Participant to receive all communications provided to shareholders of the Company, including notices of meetings of holders of Common Shares. The same shall apply for the Allowed Securities. A Participant may vote by proxy at a meeting of shareholders of the Company in respect to those Common Shares held on his behalf by the Administrator in his Personal Securities Account at the record date for such meeting and the Administrator shall arrange for appropriate proxies to be executed and delivered to the Participant or the Company to effect this.

For any offer, proposal or arrangement made in respect of the Common Shares or the Allowed Securities, the Administrator shall send to the Participants all notices, information circulars and other documents received by it relating thereto and shall seek and carry out the instructions from the Participant in relation thereto, except that if any such instruction involves the withdrawal of Common Shares from the Participant’s Personal Securities Account, the provisions under this Plan including but not limited to section 13, will apply and such instructions will be carried out to the extent consistent therewith.

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22.	Change or Termination of the Plan

The terms of the Plan are subject to various regulatory and other approvals, consents or requirements as may be applicable from time to time. Accordingly, the Plan may be amended or suspended to comply with such approvals, consents or requirements without prior consultation or approval from the Participants. While the Company has every intention of continuing the Plan, the Board of Directors may at any time, subject to regulatory approval and applicable laws, amend or discontinue the Plan in any manner it deems advisable. If the Plan is discontinued, Common Shares and cash held by the Administrator on behalf of each Participant in the Participant’s Personal Securities Account and Personal Cash Account shall be distributed to each Participant as if termination of each Participants’ employment had occurred.

23.	No Entitlement

This Plan and participation in this Plan will not give any Participant any right or claim to any benefit except to the extent specifically provided for in the Plan and for clarification purpose, this Plan and participation therein does not confer on any Participant any right or entitlement to any bonus payment from the Company. Annual performance and other bonuses for the Company’s senior officers and senior employees have always been and are expected to continue to be determined or approved at the discretion of the Board of Directors.

24.	Applicable Law

The Plan shall be governed, construed and administered in accordance with the laws of the Province of British Columbia.

25.	Assignment and Enurement

(a)	Any benefits payable under the terms of this Plan are for the Participant’s own use and benefit, are not capable of assignment, alienation or surrender without the prior written consent of the Company or as provided for under this Plan, and do not confer upon any Participant, his beneficiary, personal representative, dependent, or any other person, any right or interest in the benefits, if any, capable of being assigned, surrendered, or otherwise alienated.

(b)	The rights and obligations of the Company, the Administrator and the Participants pursuant to this Plan shall be binding upon and shall enure to the benefit of each Company, the Administrator and the Participants, respectively, and each of their permitted successor and assigns. The rights and obligations of the Administrator and the Participants under this Plan may not be assigned without the consent of the Company. The rights and obligations of the Administrator and the Participants under this Plan may be assigned by the Company to a successor in the business of the Company or to a corporation with which the Company may amalgamate or merge or a corporation resulting from any reconstruction or reorganization of the Company.

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26.	Severability and Extended Meaning

If any provisions of this Plan or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of the Plan and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. In this Plan, words importing the singular number only include the plural and vice versa and words importing any gender include all genders.

27.	Notice

Any Withdrawal Election or any other notice to be given by the Company, the Administrator or any Participant shall be in writing signed by an authorized signatory of the party giving the notice. Any such notice shall be addressed to the relevant party at its address set out below or at such other address as may be notified from time to time in accordance with section 27 and delivered or sent by facsimile to such party:

(a)	If to the Company:

9500 Glenlyon Parkway

Burnaby, BC, Canada

V5J 0C6

Facsimile: 778.331.5500

Attention: Corporate Secretary

(b)	If to the Administrator:

Suite 2200, 666 Burrard Street

Vancouver, British Columbia

V6C 2X8

Facsimile: 604-669-6069

Attention: Managing Director, Fiduciary Operations and Risk Management

(c)	If to a Participant:

As set out in the Participation Documentation.

Any such notice shall be deemed to have been received at the time of delivery, or time of sending if by facsimile (provided complete transmission is confirmed), provided that any delivery made or facsimile shall be deemed to have been received at 9:00 a.m. (Vancouver time) on the next following Business Day. Any facsimile shall be followed by a delivery of the same document by hand, courier or by mail, provided that notice shall be deemed to have been validly sent by facsimile notwithstanding inadvertent failure to deliver the same document by hand, courier or mail.

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